EXHIBIT 4.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

ENCYSIVE PHARMACEUTICALS INC.

     Encysive Pharmaceuticals Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

     FIRST: That at a meeting of the Board of Directors of the Corporation on March 1, 2005, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the introductory paragraph of Article Fourth of the Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000) shares of common stock (hereinafter called “Common Stock”), of a par value of one-half of one cent ($.005) per share and Five Million (5,000,000) shares of preferred stock (hereinafter called “Preferred Stock”) of a par value of one-half of one cent ($.005) per share.

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the holders of a majority of the shares of issued and outstanding common stock, par value $.005 per share, of the Corporation voted in favor of the foregoing amendment.

     THIRD: That the foregoing amendment to the Certificate of Incorporation was duly adopted by the stockholders of the Corporation on May 11, 2005, pursuant to the applicable provisions of Section 242 of the DGCL.

[Signature page follows]

     IN WITNESS WHEREOF, the undersigned, being the duly authorized Secretary of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the DGCL, does make and file this Certificate of Amendment this 11th day of May, 2005.

ENCYSIVE PHARMACEUTICALS INC.
By:	/s/ Stephen L. Mueller
Stephen L. Mueller, Secretary

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